Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 17, 2008, relating to the consolidated financial statements of Edgewater Technology, Inc. (which expresses an unqualified opinion and contains an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB No. 109, effective January 1, 2007 and the adoption of FASB No. 123(R), Share-Based Payment, effective January 1, 2006) and the effectiveness of Edgewater Technology Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Edgewater Technology, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 30, 2008